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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  SAFEWAY INC.


        SAFEWAY INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That, by written consent of the Board of Directors of said corporation as of March 10, 1998, a resolution was duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that Article IV of the Corporation's Restated Certificate of Incorporation be amended to read as follows, subject to the required consent of the stockholders of the Corporation:

                                   ARTICLE IV

                  The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Billion Five Hundred Twenty Five Million (1,525,000,000), consisting of One Billion Five Hundred Million (1,500,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and Twenty Five Million (25,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.


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        SECOND: That, thereafter, at the Annual Meeting of the stockholders of said corporation, the necessary number of shares required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, SAFEWAY INC. has caused this certificate to be signed by Steven A. Burd, its President, and attested by Michael C. Ross, its Secretary, this 12th day of May, 1998.

                                            SAFEWAY INC.


                                    By:     /s/ STEVEN A. BURD
                                        -------------------------------
                                            Steven A. Burd
                                            President


ATTEST:


/s/ MICHAEL C. ROSS
-------------------------------
Michael C. Ross
Secretary